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                        [SULLIVAN & CROMWELL LETTERHEAD]


                                                                October 26, 1995




Vornado Realty Trust,
   Park 80 West, Plaza II,
      Saddle Brook, New Jersey 07663.

Dear Sirs:

                 In connection with the registration under the Securities Act of 1933 (the "Act") of (i) $235,000,000 aggregate amount of debt securities (the "Debt Securities") of Vornado Realty Trust, a Maryland real estate investment trust (the "Trust"), preferred shares of beneficial interest, no par value per share (the "Preferred Shares"), of the Trust, which may be issued in the form of depositary shares evidenced by depositary receipts issued against deposit of Preferred Shares pursuant to a deposit agreement to be entered into between the Trust and a bank or trust company selected by the Trust, common shares of beneficial interest, par value $.04 per share (the "Common Shares"), of the Trust, and warrants to purchase Debt Securities (the "Warrants"), (ii) such indeterminate number of Preferred Shares as may be issuable in exchange for or upon conversion

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Vornado Realty Trust                                                         -2-


of the Debt Securities and (iii) such indeterminate number of Common Shares as may be issuable in exchange for or upon conversion of the Preferred Shares or Debt Securities (the Debt Securities, Preferred Shares, Common Shares and Warrants being herein collectively referred to as the "Securities"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

                 Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Securities (the "Registration Statement") has become effective under the Act, the applicable Indenture relating to the Debt Securities and the Warrant Agreement relating to the Warrants have been duly authorized, executed and delivered, the terms of the Debt Securities and the Warrants and of their issuance and sale have been duly established in conformity with the applicable Indenture and Warrant Agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Trust and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Trust, the Debt Securities have been duly executed and authenticated in





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Vornado Realty Trust                                                         -3-


accordance with the applicable Indenture, the Warrants have been duly executed and countersigned in accordance with the Warrant Agreement, the Debt Securities and the Warrants, as applicable, have been issued and sold as contemplated in the Registration Statement, articles supplementary to the Trust's declaration of trust with respect to the Preferred Shares of a particular series to be issued in exchange for or upon conversion of the Debt Securities, if any, have been duly filed with the State Department of Assessments and Taxation of Maryland, the terms of such Preferred Shares of such series and of its issuance and sale have been duly established in conformity with the Trust's declaration of trust so as not to violate any applicable law or result in a default under or breach of any agreement binding upon the Trust and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Trust and the Preferred Shares or Common Shares into which the Debt Securities are exchangeable or convertible, as the case may be, have been duly reserved for issuance in exchange for or upon conversion of the Debt Securities, the Debt Securities and the Warrants, as applicable, will constitute valid and legally binding obligations of the Trust, subject to bankruptcy, insolvency, fraudulent transfer, reorganization,





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Vornado Realty Trust                                                         -4-


moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles and the Preferred Shares or Common Shares, as the case may be, when duly issued in exchange for or upon conversion of the Debt Securities, will be validly issued, fully paid and nonassessable.

                 We note that, as of the date of this opinion, a judgment for money in an action based on a debt security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular debt security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a debt security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such debt security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the debt security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.





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Vornado Realty Trust                                                         -5-


                 The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Maryland law, we have relied upon the opinion, dated the date hereof, of Ballard Spahr Andrews & Ingersoll, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Ballard Spahr Andrews & Ingersoll.

                 Also, we have relied as to certain matters on information obtained from public officials, officers of the Trust and other sources believed by us to be responsible.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                      Very truly yours,


                                                      /s/ SULLIVAN & CROMWELL
                                                      ------------------------
                                                      SULLIVAN & CROMWELL